UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                            Commission File Number:     0-25056
                                                                   ------------

                           Maxcor Financial Group Inc.
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             (Exact name of registrant as specified in its charter)

     One Seaport Plaza, 19th Floor, New York, New York 10038, (646)346-7000
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                         Common Stock, par value $0.001
                                       and
                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                                    None
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              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) _X_               Rule 12h-3(b)(1)(i)  _X_
           Rule 12g-4(a)(1)(ii)___               Rule 12h-3(b)(1)(ii) ___
           Rule 12g-4(a)(2)(i) ___               Rule 12h-3(b)(2)(i)  ___
           Rule 12g-4(a)(2)(ii) ___              Rule 12h-3(b)(2)(ii) ___
                                                 Rule 15d-6           ___


       Approximate number of holders of record as of the certification or notice date: 1

       Pursuant to the requirements of the Securities Exchange Act of 1934, Maxcor Financial Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 20, 2005                        By: /s/ Stephen M. Merkel
     -------------------------------           --------------------------
                                           Name:  Stephen M. Merkel
                                           Title: Executive Vice President,
                                                  General Counsel and Secretary